EXHIBIT 10(d)

AMENDMENT AGREEMENT

AMENDMENT AGREEMENT, dated as of October 20, 2003 (“Agreement Date”), by and among Seacoast Financial Services Corporation (“Seacoast”), Abington Bancorp, Inc. (“Bancorp”), Abington Savings Bank (the “Bank”), a wholly-owned subsidiary of Bancorp, and James P. McDonough (the “Executive”).

WITNESSETH

WHEREAS, the Executive is a director and chief executive officer of Bancorp and the Bank; and

WHEREAS, each of Bancorp and the Bank have entered into certain agreements with the Executive under which the Executive is entitled to certain payments in the event of a change in control of Bancorp or under certain other circumstances; and

WHEREAS, Seacoast and Bancorp are prepared to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which Bancorp will merge with a subsidiary of Seacoast on the terms and conditions set forth therein and, in connection therewith, outstanding shares of Bancorp Common Stock will be converted into shares of Seacoast Common Stock and/or cash in the manner set forth therein; and

WHEREAS, as an inducement to Seacoast to enter into the Merger Agreement, Bancorp and the Bank (collectively, the “Employers”) and the Executive desire to enter into this Amendment Agreement among themselves and with Seacoast so as to set forth their mutual understanding of various matters relating to the Executive; and

WHEREAS, the Executive’s relationship with Seacoast as of the Effective Time (as such term is defined in the Merger Agreement) is the subject of an Employment Agreement between Seacoast and the Executive entered into as of the date hereof and to be effective as of the Effective Time (the “Employment Agreement”);

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, the parties hereto agree as follows:

1. Certain Capitalized Terms. Capitalized terms used and not defined herein shall have the meanings defined in the Merger Agreement, unless the context otherwise requires.

2. Understanding and Amendment of Special Termination Agreement. The Executive and the Bank have entered into a certain Amended and Restated Special Termination Agreement dated as of January 31, 1997 (as amended to date, the “Special Termination Agreement”). The parties hereto agree as follows with respect to the Special Termination Agreement:

(a) Approval of the Merger by the stockholders of Bancorp shall constitute a Change in Control under the Special Termination Agreement.

(b) Section 3 of the Special Termination Agreement is hereby amended to provide that the Closing of the Merger shall constitute a Terminating Event under the Special Termination Agreement.

(c) Immediately prior to the Closing, the Bank or Bancorp shall pay to the Executive, pursuant to Section 4 of the Special Termination Agreement, an amount equal to (x) three times the “base amount” (as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the “Code”)) then applicable to the Executive, less (y) One Dollar ($1.00), in one lump-sum; provided, however, that in no event shall this payment exceed $2,188,920.

(d) Seacoast and the Employers understand that the Executive may choose to increase his “base amount” by (i) exercising non-qualified stock options (“Exercises”) or (ii) making so-called “disqualifying dispositions” of shares of Bancorp Common Stock obtained upon exercise of incentive stock options (“Dispositions”).

(e) Seacoast consents to Bancorp’s amending some or all of the Executive’s incentive stock options (the “ISOs”), at the request of the Executive, to provide with regard to each such amended ISO: (i) that the ISO shall become a non-qualified stock option, and (ii) that such option (as so amended) may be exercised at any time until the date which is the later of (x) the date which is 30 days after the termination of the Executive’s employment and (y) October 20, 2004 (without regard to the period of time (if any) that may have elapsed since termination of the Executive’s employment); provided, however, that in no event may any such option be exercised after the date of expiration set forth in the option.

3. Understanding and Amendment of SERP Agreement. The Executive and the Bank have entered into a certain Supplemental Executive Retirement Agreement dated as of August 23, 2001 (as amended to date, the “SERP Agreement”). The parties hereto agree as follows with respect to the SERP Agreement:

(a) None of (i) the Merger, (ii) approval of the Merger by the stockholders of Bancorp, nor (iii) any other action related to the Merger shall constitute a Change in Control under the SERP Agreement.

(b) As of the Effective Time of the Merger, the SERP Agreement shall be amended by deleting the provisions of Sections 1.3.1(d) and 2.3. In addition, as of the Effective Time the parties agree that the Executive shall not be entitled to any enhanced or special benefit as a result of a Change in Control (it being understood that nothing in this Amendment Agreement shall be construed so as to reduce any benefit that would otherwise (in the absence of a Change in Control) be payable to or for the benefit of the Executive following a termination of employment or death).

4. No Other Amendments. Except as amended hereby, each of the Special Termination Agreement and the SERP Agreement shall remain in full force and effect after the Merger. Seacoast agrees to honor the terms of each such agreement (as amended by this Amendment Agreement).

5. Employment Agreement. The Employment Agreement shall become effective as of the Effective Time.

6. Certain Offices. The Executive will be appointed as a director of Seacoast and Compass Bank as of the Effective Time.

7. Representations and Warranties. The parties hereto represent and warrant to each other that they have carefully read this Amendment Agreement and consulted with respect thereto with their respective counsel, and that each of them fully understands the content of this Amendment Agreement and its legal effect. Each party hereto also represents and warrants that this Amendment Agreement is a legal, valid and binding obligation of such party which is enforceable against such party in accordance with its terms.

8. Successors and Assigns. This Amendment Agreement will inure to the benefit of, and be binding upon, the Executive and his heirs and assigns, and upon the Employers and Seacoast, including any successor to any such entity by merger or consolidation or any other change in form or any other person or firm or corporation to which all or substantially all of the assets and business of such entity may be sold or otherwise transferred. This Amendment Agreement may not be assigned by any party hereto without the consent of the other parties.

9. Entire Agreement; Severability. This Amendment Agreement (i) amends and restates in its entirety the Amendment Agreement originally entered into by the parties on October 20, 2003, (ii) contains the entire agreement of the parties relating to the subject matter hereof and (iii) shall supersede in its entirety any and all prior agreements or understandings, whether written or oral, between the Employers and the Executive relating to the subject matter hereof, other than those agreements expressly referred to in this Amendment Agreement. In reaching this Amendment Agreement, no party has relied upon any representation or promise except those set forth herein, in the Employment Agreement, or in the Merger Agreement.

10. Counterparts. This Amendment Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement.

11. Governing Law. This Amendment Agreement shall be governed by and construed and enforced in accordance with the laws of The Commonwealth of Massachusetts applicable to agreements made and to be performed entirely within such jurisdiction.

12. Headings. The headings of sections in this Amendment Agreement are for convenience of reference only and are not intended to qualify the meaning of any section. Any reference to a section number shall refer to a section of this Amendment Agreement, unless otherwise stated.

13. Effectiveness. This Amendment Agreement shall become effective on the Agreement Date and shall remain in effect until such date (if any) as the Merger Agreement is terminated by the parties thereto in accordance with its terms prior to consummation of the transactions contemplated thereby.

14. Amendment. This Amendment Agreement may not be amended in any respect except by means of a written agreement duly executed by the Executive and by an authorized officer of each of Seacoast, the Bank and Bancorp.

IN WITNESS WHEREOF, each of the undersigned has entered into this Agreement as of the day and year first above written.

EXECUTIVE	SEACOAST FINANCIAL SERVICES CORPORATION

/S/ JAMES P. MCDONOUGH
James P. McDonough	By:	/S/ KEVIN G. CHAMPAGNE
		Name:	Kevin G. Champagne
		Title:	President and Chief Executive Officer

ABINGTON BANCORP, INC.

	By:	/S/ JAMES K. HUNT
		Name:	James K. Hunt
		Title:	Chief Financial Officer

ABINGTON SAVINGS BANK

	By:	/S/ JAMES K. HUNT
		Name:	James K. Hunt
		Title:	Chief Financial Officer